Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to Registration Statement (Form S-4) and related Combined Statement/Prospectus of Singer Madeline Holdings, Inc. and to the incorporation by reference therein of our reports dated March 6, 2015, with respect to the consolidated financial statements and schedule of Martha Stewart Living Omnimedia, Inc. and the effectiveness of internal control over financial reporting of Martha Stewart Living Omnimedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 13, 2015